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                                                           Exhibit 10.8

                               ROBINSON NUGENT, INC.
                          SUMMARY OF ROBINSON NUGENT, INC.
                  BONUS PLAN FOR FISCAL YEAR ENDING JUNE 30, 1999



     The Board of Directors has adopted a bonus plan for executive officers and key employees for fiscal year 1999. Under the bonus plan for executive officers and key employees for fiscal 1999, if consolidated pretax income exceeds 80% of the amount specified in the 1999 financial plan, an amount equal to 5% of that excess (up to the plan amount), will be available for the payment of bonuses; and if pretax income is greater than the plan amount, an amount equal to 20% of that excess will be added to the bonus pool. The bonus amount payable to each of the executive officers and key employees will be determined by the President and Chief Executive Officer of the Company.

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